Exhibit 10.1

CONAGRA FOODS, INC.

CEO PERFORMANCE SHARE PLAN FOR TRANSITIONAL AWARDS

Effective February 12, 2015, ConAgra Foods, Inc. (“Company”) hereby adopts the ConAgra Foods, Inc. CEO Performance Share Plan for Transitional Awards (“Plan”). Unless the context implies otherwise, capitalized terms used in this Plan have the meanings set forth in Section 16 below.

1. Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of Performance Shares, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

2. Eligibility. The only persons eligible to participate in the Plan shall be those Participants selected by the Committee.

3. Participation. No later than 90 days after the commencement of each Performance Period, the Committee shall select the individuals, if any, who shall participate in the Plan for the applicable Performance Period. The Committee shall assign a targeted number of Performance Shares to each selected Participant for the Performance Period. Notwithstanding the preceding, the Committee may select additional Participants during the Performance Period and make an award to such Participants; provided, however, that no such additional Participant shall be a Covered Employee (or an employee who is expected to be a Covered Employee by the time of payment of the Performance Shares) unless such additional Participant’s award does not begin until the next succeeding fiscal year, or such additional Participant’s award is a General Award.

4. Grant of Awards – Establishment of Performance Goals.

4.1	No later than 90 days after the commencement of each Performance Period, the Committee shall establish an award schedule that sets forth a range of Performance Targets and the related Performance Shares that may be earned by each Participant. The Committee may establish different award schedules for different Participants and/or groups of Participants and/or for different executive levels.

4.2	Unless the Committee determines otherwise with respect to any General Award or Qualified Performance-Based Award, the range of Performance Targets that shall determine the Performance Shares earned shall be based upon Company diluted earnings per share (EPS), Company earnings before interest and taxes (EBIT) and Company return on average invested capital (ROAIC) measured over the Performance Period, each as defined in the definition section at the end of this Plan.

5. Administration of the Plan. The Plan shall be administered by the Committee. The Committee by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interest of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. The Committee has full authority to construe and interpret the Plan and any instruments evidencing an award under the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Subject to the terms and conditions of this Plan, the Committee shall determine the Participants to whom awards are granted and the terms and conditions of such awards. The Committee may require each individual earning an award under the Plan to enter into an agreement with the Company regarding the terms of the award and the employee’s employment. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members.

6. Earning of Awards.

6.1	Within 60 days after the end of each Performance Period, for each award that has been made subject to a Performance Target, the Committee shall determine whether, and to what extent, the Performance Target for such Performance Period has been satisfied.

6.2	With respect to any Performance Target applicable to a Qualified Performance-Based Award, no Performance Shares will be delivered or considered earned until the Committee has made a final written certification that a Performance Target established to ensure Code Section 162(m) compliance has been satisfied. In addition, prior to delivering the Performance Shares, the Committee shall complete the exercise of its Negative Discretion, if desired.

6.3

In determining satisfaction of any Performance Target, the Committee shall measure performance in accordance with United States generally accepted accounting principles, if applicable; provided that, the Committee may determine whether to include or exclude any material changes that occur during an applicable Performance Period, including, without limitation: (a) asset write-downs; (b) litigation or claim adjudication, judgments or settlements; (c) the effect of changes in tax or accounting standards or principles, or other laws, regulations or provisions affecting reported results; (d) changes in business, operations, corporate or capital structure; (e) extraordinary, unusual and/or nonrecurring items; (f) mergers, acquisitions or divestitures; and (g) foreign exchange gains and losses. In addition, the Committee may adjust any Performance Target for the Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or accounting procedures, mergers and acquisitions and any other factors as the Committee may determine. In the case of Qualified Performance-Based Awards, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time Performance Targets are required to be established) which exclusions and adjustments the Committee will apply to determine whether a Performance Target has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines that they may apply without adversely affecting the award’s status as a Qualified Performance-Based Award.

6.4	If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant General Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

7. Distribution of Performance Shares Earned. Except as provided in Section 8, Performance Shares earned hereunder shall be paid (i) after the end of the Performance Period, (ii) after the Committee has certified in writing that the material terms of this Plan were satisfied and that awards were accurately computed according to the terms of the Plan, and (iii) on or before the later of (a) the fifteenth day of the third month that begins after the month containing the end of the Performance Period or (b) the fifteenth day of the third month that begins after the end of the Participant’s tax year in which the end of the Performance Period occurs. All awards of Performance Shares hereunder, including dividend equivalent payments, shall be paid in shares of Stock, with any fractional share equal to or greater than one-half share rounded up to the next whole share and any fractional share less than one-half share rounded down to the next whole share.

8. Termination of Employment

8.1	Termination for Reasons Other Than Death, Disability or Retirement. A Participant who terminates employment with the Company and its Subsidiaries for any reason other than death, Disability or Retirement shall forfeit all awards hereunder that have not been paid at the date of termination, whether earned or not. Notwithstanding the preceding, if the Committee in its sole and absolute discretion deems it to be appropriate and in the best interest of the Company, the Committee may distribute Stock for all or some of the Performance Shares that are forfeited by a Participant (but only, in the case of a Qualified Performance-Based Award, to the extent the award has been certified by the Committee to have been earned). Such Performance Shares shall be distributed to the Participant at the time when they would have been distributed pursuant to Section 7 (or, if applicable, Section 10) had the Participant remained employed with the Company through such time of distribution.

8.2

Disability or Retirement. In the event of a Participant’s termination due to Disability or Retirement, a distribution shall be made of a pro rata share of the Performance Shares that would have been earned for the full performance period (but only, in the case of a Qualified Performance-Based Award, to the extent the award has been certified by the Committee to have been earned), prorated based upon the full number of fiscal years completed during the Performance Period as of the Participant’s termination date. Such Performance Shares shall be distributed to the Participant at the time when they would have been distributed pursuant to Section 7 (or, if applicable, Section 10) had the Participant remained employed with the Company through such time of distribution.

8.3	Death. In the event of a Participant’s death, a distribution shall be made of a pro rata share of the targeted Performance Shares, based upon the full number of years completed during the Performance Period. The payment shall be made within 2 1⁄2 months after the date of death.

9. Dividends and Voting Rights. Upon the payment of earned Performance Shares, the Participants shall receive additional shares of Stock representing dividend equivalents. The amount of dividend equivalents for each Performance Share earned shall equal the dividends paid on one share of Stock during the period between the beginning of the Performance Period and the date of distribution. A Participant shall not have voting or any other rights with respect to any Performance Shares or with respect to the Stock until the Stock is delivered to the Participant.

10. Payments Upon Change of Control. Upon a Change of Control, the Company may, at the Board’s, or the Human Resources Committee’s, as the case may be, sole and absolute discretion, pay the Participant all or a portion of the Participant’s award hereunder. The amounts paid may be based upon (a) a proration of the Participant’s target Performance Shares, (b) a proration of the projected Performance Shares at the time of the Change of Control, or (c) a pro rata amount computed at the end of the fiscal year. Any proration shall be based upon the number of completed months elapsed in the Performance Period through the date of the Change of Control. Any payments made under this Section 10 shall be paid no later than the fifteenth day of the third month that begins after the later of (i) the end of the Participant’s tax year in which the Change in Control occurs or (ii) the end of the Company’s fiscal year in which the Change in Control occurs.

11. Related Plans. Subject to the terms and conditions hereof, Qualified Performance-Based Awards shall be made pursuant to the ConAgra Foods, Inc. 2014 Executive Incentive Plan (“EIP”) or any successor incentive plan approved by the Company’s stockholders, and to the extent necessary for compliance with Code Section 162(m) for the tax deductibility of an award, the provisions of the EIP shall apply to the awards hereunder. Awards earned and Stock distributed hereunder shall be deemed granted and distributed under the ConAgra Foods 2014 Stock Plan (“Stock Plan”) or any successor stock plan approved by the Company’s stockholders. To the extent not inconsistent with the provisions of this Plan, the provisions of the Stock Plan shall apply to this Plan and the awards hereunder.

12. Miscellaneous Provisions.

12.1	Nontransferability of Awards. Except as otherwise provided by the Committee, no awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.2	Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, awards outstanding at death will be paid to the Participant’s surviving spouse, if any, or otherwise to the Participant’s estate.

12.3	No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any individual any right to continue in the employ of the Company or any Subsidiary. No employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future awards or to continue as a Participant.

12.4	Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. In the alternative, the Committee may withhold shares of Stock that would otherwise be delivered to the Participant, having an aggregate fair market value, determined as of the date the obligation to withhold or pay taxes arises in connection with a distribution, in the amount necessary to satisfy the minimum applicable withholding obligation.

12.5	Agreements with Company. An award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole and absolute discretion, prescribe. The terms and conditions of any award to any Participant shall be reflected in such form of written document as is determined by the Committee or its designee.

12.6	Code § 409A. Unless the Committee expressly determines otherwise, Performance Shares are intended to be exempt from Code Section 409A as short-term deferrals and, accordingly, the terms of any Performance Shares award shall be construed to preserve such exemption. To the extent the Committee determines that Code Section 409A applies to a particular award granted under the Plan, then the terms of the award shall be construed to permit the award to comply with Code Section 409A. In the event that the Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Committee, the Board nor its or their designees or agents shall be liable to any Participant or other persons for actions, decisions or determinations made in good faith.

12.7	Unfunded Plan. The plan shall be unfunded and no trust is required to be established with respect to the Plan. Bookkeeping accounts may be established with respect to Participants who are granted Performance Shares under the Plan, but any such accounts shall be used merely as a bookkeeping convenience.

12.8	Requirements of Law. The granting of Performance Shares and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

12.9	Changes in Stock. In the event of any change in the outstanding Stock by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off reorganization, combination or exchange of shares, or other similar corporate change, then the Committee shall adjust the number or kind of Performance Shares or target Performance Shares of a Participant or the measures of performance. Any such adjustments shall be conclusive and binding for all purposes of the Plan. The Committee shall have full and final discretion to determine the manner in which such adjustment(s) are made.

12.10	Facility of Payments. If a Participant shall, at the time payment of an amount is due, be incapacitated so that he cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.

12.11	Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.

12.12	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

12.13	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.14	Binding Effect. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their legal representatives, executors, administrators and beneficiaries.

13. Compliance with Code Section 162(m). The Company intends that compensation under the Plan payable to Covered Employees will, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any award that is granted to a Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

14. Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

15. Amendment or Termination of Plan. The Board may, in its sole and absolute discretion and from time to time, amend, modify or terminate any or all of the provisions of the Plan without providing any prior notice to Participants; provided, however, no amendment, modification or termination shall affect the rights of any Participant with respect to a previously granted award, without the written consent of the Participant. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any award, without participant consent, to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Sections 162(m) and 409A).

16. Definitions. Whenever used in this Plan, the following terms shall have the respective meanings set forth below:

16.1	“Board” means the Board of Directors of the Company.

16.2	“Change of Control” means:

(i)	Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(ii)

Consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of its assets.

16.3	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular Code section herein shall be deemed to include all related regulations, interpretations or other United States Department of Treasury guidance.

16.4	“Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

16.5	“Covered Employees” means a “covered employee” as defined in Code Section 162(m).

16.6	“Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, is receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan.

16.7	“EBIT” means earnings before interest and taxes. Unless determined otherwise by the Committee when granting an award, EBIT shall be calculated by adding (i) interest expense, net and (ii) income tax expense, to (iii) income from continuing operations, as adjusted for unusual items.

16.8	“EPS” means diluted earnings per share from continuing operations, as calculated in accordance with U.S. GAAP.

16.9	“General Award” means an award that is not a Qualified Performance-Based Award.

16.10	“Negative Discretion” means the discretion that the Committee may exercise to reduce (but not increase) the amount of the award that otherwise would be payable in connection with the attainment of the Performance Target. This discretion may be applied in the event that exceptional circumstances arise which, in the judgment of the Committee, would result in payouts not consistent with the intentions of the Committee at the inception of the plan or would otherwise cause the plan to operate in a manner inconsistent with the best interests of the Company.

16.11	“Participant” shall mean the Chief Executive Officer and any salaried employee of the Company who is chosen to participate in the Plan, as specified in Section 3.

16.12	“Performance Period” means the period of at least one fiscal year for which the award is granted.

16.13	“Performance Shares” means an award granted under this Plan, in an amount determined by the Committee and specified in an award agreement, stated with reference to a specified number of shares of Stock, that entitles the holder to receive shares of stock, subject to the terms of the Plan, any award agreement, and any other terms and conditions established by the Committee.

16.14	“Performance Target” means one or more specified performance goals that are used in determining awards and Performance Shares earned by Participants. In the case of Qualified Performance-Based Awards, the Performance Target that is intended to permit the award to satisfy the performance based exception to the deductibility limitation of Code Section 162(m) shall be stated as levels of, or growth or changes in, one or more of the performance criteria approved by the Company’s stockholders in the Executive Incentive Plan or any successor stockholder-approved plan (which currently include cash flow, free cash flow, operating cash flow, earnings, market share, economic value added, achievement of annual operating budget, profits, profit contribution margins, profits before taxes, profits after taxes, operating profit, return on assets, return on investment, return on equity, return on invested capital, gross sales, net sales, sales volume, stock price, total stockholder return, dividend ratio, price-to-earnings ratio, expense targets, operating efficiency, customer satisfaction metrics, working capital targets, the achievement of certain target levels of innovation and/or development of products, measures related to acquisitions or divestitures, formation or dissolution of joint ventures, corporate bond rating by credit agencies, debt to equity or leverage ratios, or financial performance measures determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Code Section 162(m)). In the case of a General Award, the Committee may establish a Performance Target that is based on categories of performance that are different than those set forth above. If the Committee makes the opportunity to receive an award subject to a particular Performance Target, the Committee shall adopt or confirm a written definition of that Performance Target at the time the Performance Target is established, provided that the Committee retains the discretion to forgo such written definition in connection with a General Award. The Performance Target for an award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, business unit, department, region, or function. A Performance Target may be defined relative to the performance of other corporations. If more than one individual performance goal is specified by the Committee in defining a Performance Target, the Committee shall also specify, in writing, whether one, all or some other number of such goals must be attained in order for the Performance Target to be met.

16.15	“Qualified Performance-Based Award” means an award (or a specified portion of an award) to a Participant that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). At the time award opportunities and Performance Targets are established for a Performance Period, the Committee shall designate in writing any award opportunity that is intended to allow a Participant to receive (upon satisfaction of the Performance Target and subject to Negative Discretion) a Qualified Performance-Based Award. Any such designation is irrevocable.

16.16	“Retirement” means termination of employment from the Company or a Subsidiary on or after the earlier of (i) the Participant attains age 65, or (ii) the Participant has at least ten years of service and has attained age 55. For purposes of this Plan, years of service shall include any additional years of service provided to a Participant for pension purposes under the Company’s qualified or nonqualified retirement plan pursuant to the Participant’s written employment agreement with the Company or its Subsidiaries. If at the time of the Participant’s Retirement circumstances exist that would allow the Company to terminate the Participant for Cause, the Participant, for purposes of this Plan, shall be deemed to have terminated employment for purposes other than Death, Disability, or Retirement.

16.17	“ROAIC” means the Company’s return on average invested capital, after tax. Unless determined otherwise by the Committee when granting an award, ROAIC shall be calculated by multiplying EBIT by 1 minus the Company’s tax rate and dividing this amount by average invested capital, all as adjusted for unusual items. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities.

16.18	“Stock” means the common stock of the Company, par value $5.00 per share.

16.19	“Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest of such entity.